                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant                     |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 PETsMART, Inc.
                (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.       Title of each class of securities to which transaction applies: _______

2.       Aggregate number of securities to which transaction applies:    _______

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): __________

4.       Proposed maximum aggregate value of transaction:     __________

5.       Total fee paid:   __________


|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1.       Amount Previously Paid:   __________

         2.       Form, Schedule or Registration Statement No.:      __________

         3.       Filing Party:     __________

         4.       Date Filed:       __________

                                 PETSMART, INC.
                              19601 N. 27TH AVENUE
                               PHOENIX, AZ 85027
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 24, 1999
                            ------------------------

TO THE STOCKHOLDERS OF PETsMART, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PETsMART, Inc., a Delaware corporation (the "Company"), will be held on Thursday, June 24, 1999 at 10:00 a.m. local time at the Hilton O'Hare Hotel, O'Hare International Airport, Chicago, Illinois 60666, for the following purposes:

     1. To elect three directors to hold office until the 2002 Annual Meeting of Stockholders.

     2. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending January 30, 2000.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on May 3, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Alan C. Mendelson
                                          Alan C. Mendelson
                                          Secretary

Phoenix, Arizona
May 14, 1999

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 PETSMART, INC.
                              19601 N. 27TH AVENUE
                               PHOENIX, AZ 85027
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 24, 1999
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of PETsMART, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, June 24, 1999, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Hilton O'Hare, O'Hare International Airport, Chicago, Illinois. The Company intends to mail this proxy statement and accompanying proxy card on or about May 14, 1999 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on May 3, 1999, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 3, 1999, the Company had outstanding and entitled to vote 116,748,592 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 19601 N. 27th Avenue, Phoenix, AZ 85027, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 of the Securities and Exchange Commission, the deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 Annual Meeting of Stockholders is January 14, 2000. Pursuant to the Company's Bylaws, stockholders who wish to bring matters or propose nominees for director at the Company's 2000 Annual Meeting of Stockholders must provide specified information to the Company between March 26, 2000 and April 25, 2000. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in size of the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of nine members. There are no vacancies. There are three directors in the class whose term of office expires in 1999. Each of the nominees for election to this class is currently a director of the Company. Philip L. Francis and Richard K. Lochridge were previously elected by the stockholders and Lawrence A. Del Santo was appointed to the Board in September 1998. If elected at the Annual Meeting, each of the nominees would serve until the 2002 Annual Meeting and until their successors are elected and qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING

     Lawrence A. Del Santo, age 65, has been a Director of the Company since September 1998. From 1994 till his retirement in 1997, Mr. Del Santo served as former Chairman and Chief Executive Officer of Vons Companies, a supermarket retailer. From 1993 to 1994, he served as Senior Vice President and Chief Operating Officer of American Stores Company, a retailer. Mr. Del Santo also serves as a director of Hussman International and Supervalu, Inc.

     Philip L. Francis, age 52, has been a director of the Company since 1989 and President and Chief Executive Officer since March 1998. Prior to joining the Company, Mr. Francis was President of, and since January 1993, Chief Executive Officer of Shaw's Supermarkets, Inc., a subsidiary of J. Sainsbury plc, a supermarket operator. From 1991 to 1993, Mr. Francis served as Chief Operating Officer of Shaw's.

     Richard K. Lochridge, age 55, has been a director of the Company since June 1998. Mr. Lochridge is the founder and has been President since 1986 of Lochridge & Company, Incorporated, a management consulting firm. He also serves as a director of Hannaford Bros. Company, Lowe's Company, Inc., John H. Harland Company and Dover Corporation.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

     Jane Evans, age 54, has been a director of the Company since March 1999. Ms. Evans is President and Chief Executive Officer of SmartTV, an interactive television and consumer operating system provider, since 1995. From 1991 to 1995, she served as Vice President and General Manager, Home and Personal Services for US West Communications. Ms. Evans serves on the Board of Directors of Georgia-Pacific Corporation, Kaufmann & Broad Home Corp., Main Street & Main Incorporated, and Philip Morris Companies, Inc. She also serves on the Board of Trustees of Vanderbilt University.

     Samuel J. Parker, age 56, Chairman of the Board, joined the Company in 1989 as President and Chief Executive Officer. Mr. Parker served as President and Chief Executive Officer until 1993, when he was elected Chairman. Effective with the 1995 Annual Meeting of Stockholders, Mr. Parker resigned as Chief Executive Officer but remained as Chairman of the Board. In June 1997, following the resignation of the Chief Executive Officer, Mr. Parker again served as Chief Executive Officer of the Company until March 1998.

     Walter J. Salmon, age 67, has been a director of the Company since June 1997. He has been the Stanley Roth, Sr., Professor Emeritus of Retailing at the Harvard University Business School since 1997 and was the Stanley Roth Sr., Professor of Retailing from 1980 to 1997. Mr. Salmon also serves as a director of Circuit City Stores, Inc., Cole National Corp., Hannaford Bros. Co., Harrah's Entertainment, Inc., Luby's Cafeterias, Inc., The Neiman Marcus Group, and The Quaker Oats Company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

     Norman E. Brinker, age 67, has been a director of the Company since October 1998. Mr. Brinker currently serves as Chairman of the Board and is the former Chief Executive Officer of Brinker International, an operator, owner, and franchisor of restaurants. From 1983 to 1991, he was the Chairman and Chief Executive Officer of Chili's, Inc. He also serves on the Board of Directors of Haggar Corporation, and is the founder of Steak & Ale and a former President of the Pillsbury Restaurant Group.

     Barbara A. Munder, age 53, has been a director of the Company since March 1999. Since July 1998, Ms. Munder has been Senior Vice President, New Initiatives for The McGraw-Hill Companies ("McGraw"), an information services provider, where she is involved in electronic commerce and other corporate-wide initiatives. From July 1994 to July 1998, she was McGraw's Senior Vice President, Corporate Affairs, and from 1991 to July 1994, she was Senior Vice President and Executive Assistant to the Chairman. Ms. Munder is also the former President of McGraw's Corporate Contributions and Community Relations program.

     Thomas G. Stemberg, age 50, has been a director of the Company since 1988. Mr. Stemberg has served as Chairman of the Board of Directors and Chief Executive Officer of Staples, Inc., an office supply superstore retailer, since 1988.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended January 31, 1999, the Board of Directors held four meetings. The Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Mr. Lochridge and Ms. Evans. It met twice during fiscal 1998.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors:
Messrs. Del Santo and Stemberg. It met four times during fiscal year 1998 and acted by unanimous written consent two times during such fiscal year.

     The Corporate Governance Committee provides advice and assistance relating to corporate governance, to the organization and functioning of the Board of Directors and its committees, and to the selection of members for the Board of Directors and appointments to its committees. The Corporate Governance Committee currently is composed of three non-employee directors: Messrs. Salmon and Brinker and Ms. Munder. It did not meet during the 1998 fiscal year.

     During the fiscal year ended January 31, 1999, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending January 30, 2000, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. (PricewaterhouseCoopers LLP audited the Company's financial statements from fiscal year ended January 28, 1990 until fiscal year ended January 31, 1999). Representatives of PricewaterhouseCoopers LLP and Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS

                         A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of May 1, 1999 (except as may be noted in the associated footnote) by: (i) each director and nominee; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers, directors and nominees of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                   BENEFICIAL
                                                                  OWNERSHIP(1)
                                                              --------------------
                                                                           PERCENT
                                                                NUMBER       OF
BENEFICIAL OWNER                                              OF SHARES     TOTAL
----------------                                              ----------   -------
Carrefour S.A. and Fourcar, B.V.(2).........................  13,182,584    11.29%
  6 Avenue Raymond-Poincare 75116 Paris, France
Edgemont Asset Management/Kaufmann Fund.....................  12,720,942    10.29%
  140 East 45th Street, 43rd Floor New York, NY 10017
Capital Research and Management Company(3)..................   6,000,000     5.05%
  333 South Hope Street Los Angeles, CA 90071
Samuel J. Parker(4).........................................   1,070,962        *
C. Donald Dorsey(5).........................................     799,800        *
Philip L. Francis(6)........................................     298,559        *
Thomas G. Stemberg(7).......................................     144,859        *
Neil T. Watanabe(8).........................................      82,125        *
James D. Nelson(9)..........................................      54,238        *
Norman E. Brinker(10).......................................      45,000        *
Walter J. Salmon(11)........................................      22,500        *
Richard K. Lochridge(12)....................................      12,500        *
Lawrence A. Del Santo.......................................           0        *
Jane Evans..................................................           0        *
Barbara A. Munder...........................................           0        *
All executive officers, directors and nominees as a group
  (12 persons)(13)..........................................   2,530,543     2.15%

---------------
  *  Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 116,746,672 shares outstanding on May 1, 1999, adjusted as required by rules promulgated by the SEC.

 (2) Based upon a Schedule 13D filed by Carrefour S.A. and Fourcar, B.V. reporting shared voting and dispositive power over 13,182,584 shares.

 (3) Based upon a Schedule 13G filed by Capital Research and Management Company ("Capital Research") reporting such beneficial ownership as of December 31, 1998. Consists of 6,000,000 shares over which Capital Research has sole dispositive power pursuant to discretionary investment management agreements. The shares are held in various fiduciary accounts for which Capital Research acts as investment manager.

 (4) Includes 883,908 shares held by Mr. Parker or his wife as trustees of the Samuel J. and Sandra S. Parker Family Trust. Also includes 187,054 shares of Common Stock subject to options exercisable on or before June 30, 1999.

 (5) Includes 431,558 shares of Common Stock held by Mr. Dorsey or his wife as trustees of the C. Donald Dorsey and Lydia Dorsey Revocable Trust dated August 5, 1993 and 3,588 shares held by Donaldson, Lufkin & Jenrette as IRA Custodian for C. Donald Dorsey. Also includes 277,000 shares of Common Stock subject to options exercisable on or before June 30, 1999.

 (6) Includes 7,426 shares of Common Stock held by each of Mr. Francis' two minor children. Also includes 196,771 shares of Common Stock subject to options exercisable on or before June 30, 1999.

 (7) Includes 30,104 shares of Common Stock subject to options exercisable on or before June 30, 1999.

 (8) Includes 78,125 shares of Common Stock subject to options exercisable on or before June 30, 1999.

 (9) Includes 48,438 shares of Common Stock subject to options exercisable on or before June 30, 1999.

(10) Includes 30,000 shares of Common Stock held by Norman E. Brinker, Trustee of the Norman E. Brinker Residuary Trust.

(11) Includes 18,000 shares of Common Stock subject to options exercisable on or before June 30, 1999.

(12) Includes 7,500 shares of Common Stock subject to options exercisable on or before June 30, 1999.

(13) Includes 842,992 shares of Common Stock subject to stock options held by executive officers and directors exercisable on or before June 30, 1999. See Notes 5 through 12.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with; except that Norman E. Brinker, Director, filed three late reports covering four transactions of Common Stock.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives an annual retainer of $6,000 and a per meeting fee of $1,000 (plus $1,000 for each committee meeting attended by committee members). In the fiscal year ended January 31, 1999, the total compensation paid to non-employee directors was $63,500. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Each non-employee director of the Company also receives stock option grants under the 1996 Non-Employee Directors' Equity Option Plan, as amended (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

     Option grants under the Directors' Plan are non-discretionary. The Directors Plan provides that each person elected for the first time to be a non-employee director will be granted an option on the date of his or her initial election as a director to purchase 30,000 shares of Common Stock. In February of each year, each member of the Company's Board of Directors who is not an employee of the Company and has served as a non-employee director for at least six months or, where specified by the non-employee director, an affiliate of such director, is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 9,000 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan may not be exercised until the date upon which such optionee, or the affiliate of such optionee, as the case may be, has provided one year of continuous service as a non-employee director following the date of grant of such option, whereupon such option shall become exercisable as to 25% of the option shares and the remaining 75% of the option shares shall become exercisable each month thereafter on a ratable basis over a period of 36 months in accordance with its terms. The term of options granted under the Directors' Plan is ten years. In the event of a dissolution or liquidation of the Company, specified types of merger or other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, to the extent permitted by law, the time during which such option may be exercised will be accelerated and the options terminated if not exercised prior to such event.

     During the last fiscal year, the Company granted options covering 9,000 shares to each non-employee director of the Company, at an exercise price per share of $7.53125. The fair market value of such Common Stock on the date of grant was $7.53125 per share (based on the closing sales price reported in the Nasdaq Stock Market for the date of grant). As of May 1, 1999, 71,498 options have been exercised under the Directors' Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended January 31, 1999, February 1, 1998, and February 2, 1997, compensation awarded or paid to, or earned by, each individual who served as the Company's Chief Executive Officer during the fiscal year, and its other four most highly compensated executive officers at January 31, 1999 (the "Named Executive Officers"):

                                                                            LONG-TERM
                                                                       COMPENSATION AWARDS
                                                 ANNUAL           -----------------------------
                                              COMPENSATION                         SECURITIES
                                           -------------------     RESTRICTED      UNDERLYING          ALL OTHER
                                            SALARY      BONUS     STOCK AWARDS    STOCK OPTIONS       COMPENSATION
NAME AND PRINCIPAL POSITION                 ($)(1)       ($)         ($)(2)          (#)(3)              ($)(4)
---------------------------                --------    -------    ------------    -------------       ------------
Samuel J. Parker(5)..............  1998    $100,000         --            --               --           $  3,935
  Chairman of the Board            1997    $100,000         --            --               --           $  3,325
                                   1996    $154,461    $60,000            --               --           $  3,540

Philip L. Francis(6).............  1998    $475,481         --            --        1,009,000(7)        $ 90,509(8)
  President and Chief Executive    1997          --         --            --            9,000(7)              --
  Officer                          1996          --         --            --            9,000(7)              --

C. Donald Dorsey.................  1998    $285,577         --      $102,500               --           $  3,325
  Executive Vice President         1997    $275,000         --            --           72,000           $  3,325
                                   1996    $275,000    $44,000            --               --           $  3,540

Ronald E. Brown(9)...............  1998    $259,615         --      $ 32,042           25,000           $  3,304
  Sr. Vice President,              1997    $245,288    $34,400            --           72,000           $  3,304
  Store Operations                 1996    $210,385    $75,000            --           72,000           $  3,526

James D. Nelson(10)..............  1998    $259,615         --      $ 17,425           25,000           $122,244(11)
  Sr. Vice President, Logistics &  1997    $ 50,000         --            --          100,000                 --
  Business Planning                1996          --         --            --               --                 --

Neil T. Watanabe(12).............  1998    $199,038         --            --          250,000           $ 45,954(13)
  Executive Vice President &       1997          --         --            --               --                 --
  Chief Financial Officer          1996          --         --            --               --                 --

---------------
 (1) Includes amounts earned but deferred at the election of the Named Executive Officer.

 (2) At the end of fiscal 1998, Mr. Dorsey held 10,000 shares of restricted stock awards having a value of $90,000; Mr. Brown held 3,126 shares of restricted stock awards having a value of $28,134; and Mr. Nelson held 1,700 shares of restricted stock awards having a value of $15,300. Restricted stock awards earn dividends and dividend equivalents at the same rate as dividends paid to stockholders; otherwise, restricted stock awards have no value to the recipient until the restrictions are released.

 (3) The Company has not granted any SARs.

 (4) Includes discretionary contributions made by the Company to the Company's 401(k) Savings Plan.

 (5) Mr. Parker served as the Company's Chief Executive officer until March
     1998.

 (6) Mr. Francis joined the Company as President and Chief Executive Officer in March 1998.

 (7) Includes in each year options to purchase 9,000 shares granted pursuant to the Directors' Plan.

 (8) Represents $90,509 in reimbursement of relocation expenses.

 (9) Mr. Brown resigned in February 1999.

(10) Mr. Nelson joined the Company as Sr. Vice President of Logistics and Business Development in October 1997.

(11) Represents $122,244 in reimbursement of relocation expenses.

(12) Mr. Watanabe joined the Company as Executive Vice President and Chief Financial Officer in March 1998.

(13) Represents $45,954 in reimbursement of relocation expenses.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1995 Equity Incentive Plan (the "Incentive Plan"). As of May 1, 1999, options to purchase a total of 14,152,796 shares were outstanding under the Incentive Plan and 2,015,990 options remained available for grant thereunder.

     The following tables show for the fiscal year ended January 31, 1999 certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                                  ------------------------
                                  NUMBER OF     % OF TOTAL                               POTENTIAL REALIZABLE VALUE AT
                                  SECURITIES     OPTIONS                                    ASSUMED ANNUAL RATES OF
                                  UNDERLYING    GRANTED TO                               STOCK PRICE APPRECIATION FOR
                                   OPTIONS      EMPLOYEES     EXERCISE                          OPTION TERM(4)
                                  GRANTED(#)    IN FISCAL       PRICE      EXPIRATION    -----------------------------
NAME                                 (1)         YEAR(2)      ($/SH)(3)       DATE          5%($)           10%($)
----                              ----------    ----------    ---------    ----------    ------------    -------------
Samuel J. Parker................         --          --             --            --             --               --
Philip L. Francis...............  1,000,000        23.9%       $7.6250      02/26/08      4,795,322       12,152,286
                                      9,000         0.2%(5)    $7.1250      02/09/08         40,328          102,199
C. Donald Dorsey................         --          --             --            --             --               --
Neil T. Watanabe................    250,000         6.0%       $8.9844      03/10/08      1,412,556        3,579,695
Ronald E. Brown.................     25,000         0.6%       $9.9375      06/24/08        156,241          395,945
James D. Nelson.................     25,000         0.6%       $9.9375      06/24/08        156,241          395,945

---------------
(1) All options were granted under the Incentive Plan except the 9,000-share option granted to Mr. Francis, as a Board Member, under the 1996 Non-Employee Directors Equity Plan.

(2) Based on an aggregate of 4,183,040 options to purchase shares of PETsMART Common Stock granted to employees of PETsMART in fiscal 1998, including the Named Executive Officers.

(3) The exercise price of the options was equal to the fair market value of Common Stock on the date of grant.

(4) The potential realizable value is based on the term of the option at the time of grant (10 years). The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. These amounts represent certain assumed rates of appreciation, in accordance with the rules of the SEC, and do not reflect PETsMART's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of PETsMART Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(5) Granted under the Directors' Plan in February 1998.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES(1)

                                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                       OPTIONS AT FY-END(#)           AT FY-END($)(2)
NAME                                                 EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                                                 -------------------------   -------------------------
Samuel J. Parker...................................      187,054/        0           397,547/        0
Philip L. Francis..................................      116,109/1,016,311           786,806/1,391,875
C. Donald Dorsey...................................      277,000/   72,000                 0/        0
Neil T. Watanabe...................................             0/ 250,000                 0/    3,906
Ronald E. Brown....................................      272,000/   97,000                 0/        0
James D. Nelson....................................       31,250/   93,750             56,641/ 124,609

---------------
(1) During the fiscal year ended January 31, 1999, no shares were acquired on exercise by the Named Executive Officers set forth in the "Summary Compensation Table" above.

(2) Based on the closing price of PETsMART's Common Stock as reported on the Nasdaq Stock Market on January 29, 1999 ($9.00), the last trading day of the fiscal year, minus the exercise price of the option, multiplied by the number of shares underlying the option.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has entered into an employment letter agreement with Philip L. Francis, which provides for an annual salary and bonus to be determined from time to time by the Board, at its discretion, and participation in the Company's employee benefit programs. The agreement also provides for a grant of options to purchase 1,000,000 shares of Common Stock, under the Incentive Plan, at an exercise price equal to the fair market value of the Common Stock on the date of grant. Five hundred thousand shares will vest on March 1, 2001. The remaining 500,000 shares will vest 25% on March 1, 1999, with the balance vesting on a monthly basis over the next three years in accordance with the Company's standard vesting policy. In the event Mr. Francis's employment is terminated by the Company for reasons other than cause, he will be entitled to receive a severance allowance equal to one year's base salary. If his employment is terminated voluntarily or for cause, no severance allowance will be provided.

     On December 3, 1998, the Company adopted Change of Control Severance Arrangements for the Company's Named Executive Officers. On a change of control of the Company, the arrangements provide for: (i) a lump sum salary payment of 21 to 24 months of the Named Executive Officer's base salary; (ii) a cash bonus payment based on a multiple of any bonus received in the previous 12 months;
(iii) the immediate acceleration of any unvested stock options; (iv) continued medical care and life insurance coverage for 21 to 24 months; and (v) if the Named Executive Officer is subject to a "golden parachute" excise tax, then a gross-up payment to offset the financial impact of such tax to the Named Executive Officer.

     As a condition of receiving these severance benefits, the Named Executive Officer will be required to sign a release of claims in a form satisfactory to the Company and to confirm the Named Executive Officer's existing post-termination obligations regarding keeping confidential the Company's proprietary information, refraining from soliciting the Company's employees, other service providers, or suppliers for a limited period of time, and/or not competing with the Company for a limited period of time.

     Each Named Executive Officer has entered into a non-competition agreement that prohibits such Named Executive Officer from competing with the Company for a period of one year after termination of his or her employment.

                    REPORT OF THE COMPENSATION COMMITTEE OF
                BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the Board of Directors is responsible for establishing the policies and programs that determine the compensation of PETsMART's executive officers. The Committee sets base cash compensation and incentive bonus compensation on an annual basis for the Chief Executive Officer and other executive officers of the Company. In addition, the Compensation Committee, consisting of two non-employee directors, has exclusive responsibility to recommend for Board approval grants of incentive stock options or other equity incentives to executive officers. The Committee considers both internal and external data in determining officers' compensation, including input from outside compensation consultants and independent executive compensation data. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board.

COMPENSATION PHILOSOPHY

     When creating policies and making decisions concerning executive compensation, we:

     - ensure that the executive team has clear goals and accountability with respect to Company performance;

     - establish pay opportunities that are competitive based on prevailing practices for our industry, our stage of growth, and the labor markets in which we operate;

     - assess results fairly and regularly in light of expected Company performance; and

     - align pay incentives with the long-term interests of the Company's stockholders.

COMPENSATION PROGRAM

     PETsMART's executive compensation program has three major components, all of which are intended to attract, retain and motivate highly effective executives:

        1. Base Salary for executive officers is set annually by reviewing, in order of importance, the skills and performance levels of individual executives, the needs of the Company and the competitive pay practices of comparable companies. The Committee believes that the base annual salaries it pays to its executives are somewhat lower than those paid to executives of comparable companies in the industry and other high-performance retailers. It seeks, however, to provide its executives with opportunities for higher compensation through bonuses and stock options.

        2. Cash Incentive Compensation is designed to motivate executives to attain short-term and long-term corporate and business goals. Our policy is to have a significant portion of an executive's total cash compensation tied to the Company's overall performance. At the beginning of each fiscal year, each executive officer is assigned a bonus award target equal to a specified percentage of his or her annual base salary. The bonus award target for each executive is determined by the Compensation Committee at the beginning of each fiscal year based on the executive's position and responsibilities. Actual bonus payout to an executive officer in relation to his or her bonus target is a function of two measures for the prior fiscal year: the Company's overall performance relative to a net income target, and the individuals success in meeting certain specified individual objectives. Actual bonuses generally range from zero, if neither Company nor individual performance goals are met, to a maximum of 200% of an executives bonus target if both Company and individual goals are substantially exceeded. No cash bonuses were paid to executive officers for fiscal 1998.

---------------

1The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

        3. Equity Based Incentive Compensation is provided to certain employees, including executive officers, through the Incentive Plan. Under the Incentive Plan, executive officers are granted stock options based on their responsibilities and position in the Company. These options generally terminate ten years from the date of grant subject to vesting during the participant's employment with the Company. Options issued prior to 1996 and after December 4, 1997, generally vest over a period of four years. Options issued during 1996 up to December 4, 1997, generally vest 100% at the end of a three-year period. Named Executive Officers were granted options to purchase an aggregate of 1,300,000 shares during fiscal 1998. In granting options under the Incentive Plan, the Compensation Committee takes into account each executive's responsibilities, relative position in the Company, and past grants. The purpose of the Incentive Plan is to instill the economic incentives of ownership and to create management incentives to improve stockholder value. Vesting periods under the Incentive Plan are utilized to encourage executives to remain with the Company and to focus on longer-term results.

OTHER EXECUTIVE COMPENSATION

     PETsMART provides programs to executives that are also available to other Company employees, including the 401(k) Savings Plan, medical/dental/vision benefits and the Company's Employee Stock Purchase Plan, which allows employees to purchase shares of the Company's Common Stock at a discount, subject to certain limitations. There is no pension program. In addition, the Company has implemented a Non-Qualified Deferred Compensation Plan pursuant to which executive officers and directors of the Company can elect to defer receipt of certain salary and cash bonus payments. The Company provides a car allowance to its executives, but generally does not provide other perquisites.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Philip L. Francis joined the Company in March 1998 as President and Chief Executive Officer. The Company has entered into an employment letter agreement with Mr. Francis that provides for an annual salary and bonus to be determined from time to time by the Board, at its discretion. Mr. Francis is eligible to participate in the same executive compensation plans available to the other executive officers of the Company. Mr. Francis's compensation for fiscal 1998 was $475,481 and his salary for fiscal 1999 has been set at $595,000. Mr. Francis did not receive an incentive cash bonus payment for fiscal 1998. In lieu of the bonus, on March 30, 1999, the Board granted Mr. Francis a stock option to purchase 50,000 shares vesting over four years on the Company's standard vesting schedule. Mr. Francis's incentive bonus award target for fiscal 1999 is 60% of his base salary. In connection with his hiring, Mr. Francis was granted a stock option to purchase an aggregate of 1,000,000 shares of Common Stock, under the Incentive Plan. Five hundred thousand shares will vest on March 1, 2001. The remaining 500,000 shares will vest 25% on March 1, 1999, with the balance vesting on a monthly basis over the next three years in accordance with the Company's standard vesting policy. The Board has set Mr. Francis's compensation based on its subjective evaluation of various factors, including the importance to PETsMART of the exceptionally high level of leadership and strategic planning expected to be contributed by Mr. Francis and compensation paid to executives of comparable companies in the retail industry.

LIMITATION ON DEDUCTION OF COMPENSATION PAID TO CERTAIN EXECUTIVE OFFICERS

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. The Compensation Committee has determined that stock options granted under the Company's

Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant should be treated as "performance-based compensation." Accordingly, the Incentive Plan provides for an annual per person limitation on the size of option grants. Any compensation recognized by a Named Executive Officer as a result of the exercise of such a stock option will be deductible by the Company.

                                          COMPENSATION COMMITTEE OF THE BOARD OF
                                          DIRECTORS

                                          Lawrence A. Del Santo
                                          Thomas G. Stemberg

PERFORMANCE MEASUREMENT COMPARISON(2)

     The following graph shows the total stockholder return of an investment of $100 made (i) on January 30, 1994 in the Company's Common Stock, (ii) on January 31, 1994, in the Standards & Poor's 500 Index ("S&P 500"), and (iii) on January 31, 1994, in the Standards & Poor's Retail Stores--Specialty Index ("Retail Specialty"), including reinvestment of dividends, as of the last day of the fiscal years ended January 29, 1995, January 28, 1996, February 2, 1997, February 1, 1998 and January 31, 1999.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                    AMONG PETSMART, INC., THE S&P 500 INDEX
                      AND THE S&P RETAIL (SPECIALTY) INDEX
[COMPARISON OF 5 YEAR CUMULTIVE TOTAL RETURN* GRAPH]

                                                                                                               S&P RETAIL
                                                      PETSMART, INC                  S&P 500                   (SPECIALTY)
                                                      -------------                  -------                   -----------
01/30/1994                                                 100                         100                         100
01/29/1995                                                 110                         101                          99
01/28/1996                                                 136                         139                          93
02/02/1997                                                 218                         176                         102
02/01/1998                                                  71                         224                         108
01/29/1999                                                  86                         296                          99

---------------

2This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws. See also "Employment and Severance Agreements."

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Alan C. Mendelson
                                          ALAN C. MENDELSON
                                          Secretary

May 14, 1999

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1999 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, PETSMART, INC., 19601 N. 27TH AVENUE, PHOENIX, AZ 85027.

                                 PETsMART, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                             Thursday June 24, 1999
                                     10 a.m.

                               Hilton O'Hare Hotel
                          O'Hare International Airport
                             Chicago, Illinois 60666


[LOGO PETSMART]

PETsMART, Inc.
19601 North 27th Avenue, Phoenix, AZ 85027                                 proxy
--------------------------------------------------------------------------------

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 1999.

The undersigned hereby appoints Philip L. Francis and Neil T. Watanabe, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of PETsMART, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of PETsMART, Inc. to be held at the Hilton O'Hare Hotel, O'Hare International Airport, Chicago, Illinois 60666, on Thursday, June 24, 1999 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE EITHER VOTE BY PHONE OR VOTE, DATE SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                      See reverse for voting instructions.

                                                              COMPANY#
                                                              CONTROL#

THERE ARE TWO WAYS TO VOTE YOUR PROXY

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - TOLL FREE 1-800-240-6326 - QUICK HHH EASY HHH IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

-    Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to PETsMART, Inc., c/o Shareowner Services(TM), P.O. Box 64873, St. Paul, MN 55164-0873.


            IF YOU VOTE BY PHONE, PLEASE DO NOT MAIL YOUR PROXY CARD.






MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND RECOMMENDS A VOTE FOR PROPOSAL 2.

Proposal 1. To elect three directors to hold office until the 2002 Annual
            Meeting of the Stockholders.

[ ]FOR all                 [ ] WITHHOLD Authority to vote for
   nominees                    all nominees listed below.
   listed below
   (except as marked
   to the contrary).

            Nominees: Lawrence A. Del Santo, Philip L. Francis and Richard K. Lochridge

(TO WITHHOLD AUTHORITY FOR ANY NOMINEE(S) WRITE THAT NOMINEE(S)' NAME(S) IN THE
BOX PROVIDED TO THE RIGHT.)       __________________________________________


Proposal 2. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending January 30, 2000.



[ ] For           [ ] Against         [ ] Abstain

Address Change? Mark Box
Indicated changes below:
                         [ ]

Date________________________, 1999


Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If a signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.